                  PORTLAND LOFTS ASSOCIATES LIMITED PARTNERSHIP
                              FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997



                                Table of Contents
                                                                       Page



Independent Auditors' Report                                           F-34

Balance Sheets as of December 31, 1999 and 1998                        F-35

Statements of Operations for the Years Ended December 31,
  1999, 1998 and 1997                                                  F-37

Statements of Changes in Partners' Equity for the
  Years Ended December 31, 1999, 1998 and 1997                         F-38

Statements of Cash Flows for the Years Ended December 31,
  1999, 1998 and 1997

Notes to Financial Statements                                          F-38

                          INDEPENDENT AUDITORS' REPORT




The Partners
Portland Lofts Associates Limited Partnership
Boston, Massachusetts

We have audited the accompanying balance sheets of Portland Lofts Associates Limited Partnership (the Partnership) as of December 31, 1999 and 1998, and the related statements of operations, changes in partners' equity and cash flows for each of the years in the three-year period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Portland Lofts Associates Limited Partnership as of December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.


Lefkowitz, Garfinkel, Champi & DeRienzo P.C.


Providence, Rhode Island
February 4, 2000

                  PORTLAND LOFTS ASSOCIATES LIMITED PARTNERSHIP
                                 BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998


                                     ASSETS

                                                                                   1999                  1998
                                                                            -------------------    ------------------

Investment in real estate:
    Land                                                                          $    899,526          $    899,526
    Buildings and improvements                                                      10,684,704            10,684,704
    Furniture and equipment                                                             84,051                84,051
                                                                            -------------------    ------------------
                                                                                    11,668,281            11,668,281
    Less accumulated depreciation                                                    2,719,446             2,446,972
                                                                            -------------------    ------------------

                                                                                     8,948,835             9,221,309

Cash                                                                                    64,160                13,716
Cash, security deposits                                                                 15,880                     -
Rent receivable                                                                         18,796                 8,663
Prepaid expenses                                                                        21,908                25,742
Replacement reserve                                                                     53,220                21,960
Deferred costs, less accumulated amortization
    (1999, $43,751; 1998, $30,309)                                                      69,611                81,583
                                                                            -------------------    ------------------

                                                                                 $   9,192,410         $   9,372,973
                                                                            ===================    ==================


                                          LIABILITIES AND PARTNERS' EQUITY

Liabilities:
    Notes payable:
       Mortgage                                                                  $   5,385,199         $   5,463,137
       General partner                                                                 273,530               298,152
    Accounts payable and accrued expenses                                               73,317                40,399
    Accrued interest                                                                    49,113                49,923
    Security deposits                                                                   27,365                32,775
                                                                            -------------------    ------------------

                  Total liabilities                                                  5,808,524             5,884,386

Commitments (Note 5)

Partners' equity                                                                     3,383,886             3,488,587
                                                                            -------------------    ------------------

                                                                                 $   9,192,410         $   9,372,973
                                                                            ===================    ==================








      The accompanying notes are an integral part of these financial statements.

                  PORTLAND LOFTS ASSOCIATES LIMITED PARTNERSHIP
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                              1999                     1998                    1997
                                                       --------------------     -------------------     --------------------

Revenue:
     Rental income                                          $   1,290,607           $   1,211,437            $   1,092,135
     Interest and other income                                     37,137                  27,038                   41,061
                                                       --------------------     -------------------     --------------------

       Total revenue                                            1,327,744               1,238,475                1,133,196
                                                       --------------------     -------------------     --------------------

Expenses:
     Operating and administrative                                 109,553                  83,510                  154,526
     Management fees                                               67,576                  65,902                   63,289
     Repairs and maintenance                                      169,759                 152,375                  154,355
     Utilities                                                     59,109                  54,242                   54,917
     Real estate taxes                                             40,980                  40,186                   37,888
     Insurance                                                     24,263                  22,813                   23,407
     Depreciation and amortization                                285,916                 286,396                  282,981
                                                       --------------------     -------------------     --------------------

       Total expenses                                             757,156                 705,424                  771,363
                                                       --------------------     -------------------     --------------------

Income from operations                                            570,588                 533,051                  361,833

Interest expense                                                  519,289                 528,603                  537,298
                                                       --------------------     -------------------     --------------------

Net income (loss)                                             $    51,299             $     4,448             $   (175,465)
                                                       ====================     ===================     ====================





      The accompanying notes are an integral part of these financial statements.

                 PORTLAND LOSTS ASSOCIATES LIMITED PARTNERSHIP
                   STATEMENTS OF CHANGES IN PARTNERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                                 Historic
                                                               Preservation              East Bank
                                                                Properties                 Angel                   Total
                                                               1989 Limited                Joint                 Partners'
                                                               Partnership                Venture                 Equity
                                                          ---------------------    --------------------    --------------------

Balance, December 31,1996                                      $    2,924,499          $    1,047,105          $    3,971,604

Distributions                                                        (156,000)                      -                (156,000)

Net loss                                                             (173,710)                 (1,755)               (175,465)
                                                          ---------------------    --------------------    --------------------

Balance, December 31,1997
                                                                    2,594,789               1,045,350               3,640,139

Distributions                                                        (156,000)                      -                (156,000)

Net income                                                              4,404                      44                   4,448
                                                          ---------------------    --------------------    --------------------

Balance, December 31, 1998
                                                                    2,443,193               1,045,394               3,488,587

Distributions                                                        (156,000)                      -                (156,000)

Net income                                                             50,786                     513                  51,299
                                                          ---------------------    --------------------    --------------------

Balance, December 31, 1999                                     $    2,337,979          $    1,045,907          $    3,383,886
                                                          =====================    ====================    ====================



      The accompanying notes are an integral part of these financial statements.

                  PORTLAND LOFTS ASSOCIATES LIMITED PARTNERSHIP
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                                    1999                    1998                    1997
                                                             --------------------    --------------------    --------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)                                             $     51,299            $      4,448             $  (175,465)
     Adjustments to reconcile net income (loss) to
         net cash provided by operating activities:
       Depreciation and amortization                                    285,916                 286,396                 282,981
       Increase in rent receivable                                      (10,133)                 (3,657)                 (2,165)
       Decrease (increase) in prepaid expenses                            3,834                  (5,953)                  4,684
       Increase in deferred costs                                        (1,470)                      -                  (9,152)
       Increase (decrease) in accounts payable and
         accrued expenses                                                32,918                 (46,532)                  3,347
       Decrease in accrued interest                                        (810)                   (742)                (10,067)
       Increase (decrease) in security deposits, net                    (21,290)                 16,765                   7,605
                                                             --------------------    --------------------    --------------------

     Net cash provided by operating activities                          340,264                 250,725                 101,768
                                                             --------------------    --------------------    --------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchase of tenant improvements                                          -                       -                  (3,000)
     Decrease (increase) in replacement reserve                         (31,260)                 10,827                 128,933
                                                             --------------------    --------------------    --------------------

     Net cash provided by (used in) investing activities                (31,260)                 10,827                 125,933
                                                             --------------------    --------------------    --------------------

     Principal payments on mortgage and general
       partner notes payable                                           (102,560)                (94,056)                (89,107)
     Distributions                                                     (156,000)               (156,000)               (156,000)
                                                             --------------------    --------------------    --------------------

     Cash used in financing activities                                 (258,560)               (250,056)               (245,107)
                                                             --------------------    --------------------    --------------------

NET INCREASE (DECREASE) IN CASH                                          50,444                  11,496                 (17,406)

CASH, BEGINNING OF YEAR                                                  13,716                   2,220                  19,626
                                                             --------------------    --------------------    --------------------

CASH, END OF YEAR                                                   $    64,160             $    13,716             $     2,220
                                                             ====================    ====================    ====================

SUPPLEMENTAL CASH FLOW INFORMATION:

     Cash paid for interest                                        $    520,099            $    529,345            $    547,365
                                                             ====================    ====================    ====================




      The accompanying notes are an integral part of these financial statements.

1.      Organization and Description of Business

        Portland Lofts Associates Limited Partnership (the Partnership), a Delaware limited partnership, was formed on August 8, 1989 to acquire, rehabilitate and operate three buildings and the related land (the Property) containing 89 residential apartment units and 29,250 net rentable square feet of commercial space, located at 555 Northwest Park Avenue, Portland, Oregon.

        The general partners of the Partnership are East Bank Angel Joint Venture (EBAJV), an Oregon general partnership (also known as the developer), and Historic Preservation Properties 1989 Limited Partnership (HPP'89), a Delaware limited partnership whose sole general partner is Boston Historic Partners Limited Partnership. EBAJV, whose venturers are Pacific Star Corporation and Joseph Angel (Angel), is also the only limited partner (see Note 5).

        At December 31, 1999 the Partnership had leased 89% (unaudited) of the residential apartment units and 100% (unaudited) of the commercial space for a combined occupancy of 92% (unaudited).

2.      Basis of Presentation and Significant Accounting Policies

        Basis of accounting

        The Partnership's financial statements are prepared on the accrual basis
        of  accounting  in  accordance   with  generally   accepted   accounting
        principles.

        Use of estimates

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

        Investment in real estate and depreciation

        Investment in real estate is held for lease and stated at cost. Depreciation is computed on a straight-line basis over 40 years for buildings and improvements, and over 5 to 7 years for personal property.

        Depreciation expense for the years ended December 31, 1999, 1998 and 1997 totaled $272,474, $273,444 and $272,094, respectively.

        Cash, cash equivalents and concentration of credit risk

        The Partnership considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. The Partnership had no cash equivalents at December 31, 1999 and 1998.

        At December 31, 1999 and 1998, the Partnership had $40,863 and $0, respectively, of cash on deposit in banks in excess of amounts insured by the Federal Deposit Insurance Corporation.

                  PORTLAND LOFTS ASSOCIATES LIMITED PARTNERSHIP
                    NOTES TO FINANCIAL STATEMENTS (CONTINUED)
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


2.      Basis of Presentation and Significant Accounting Policies (Continued)

        Deferred costs

       Costs to lease residential apartment units are generally expensed; however, leasing costs associated with commercial space are capitalized and amortized on a straight-line basis over the related lease terms.
       Amortization of costs associated with leasing for the years ended December 31, 1999, 1998 and 1997 totaled $3,968, $3,478 and $1,413, respectively.

       Direct costs attributable to obtaining financing are capitalized and amortized on a straight-line basis over the terms of the related debt. For each of the years ended December 31, 1999, 1998 and 1997, amortization of financing costs totaled $9,474.

       Revenue  recognition

       Rental revenue from commercial leases is recorded by recognizing the aggregate minimum rentals to be received over the terms of each lease in equal monthly installments over the related lease terms. Rental income recorded prior to actual cash collections under the terms of the leases is included in rent receivable ($11,163 and $4,988 as of December 31, 1999 and 1998, respectively). Approximately two-thirds of all residential apartment units are rented under month-to-month arrangements and rent is recorded when due.

       Income taxes

       No provision (benefit) for income taxes is reflected in the accompanying financial statements since income or loss of the Partnership is required to be reported in the tax returns of the respective partners.

3.     Mortgage and Notes Payable

       On June 20, 1996, the Partnership issued a promissory mortgage note to a bank in the amount of $5,625,000 and a promissory note to Angel in the amount of $340,000. The mortgage note bears interest at 9%; amortizes over a 25-year schedule; requires monthly payments of principal and interest of $47,205; and matures on July 1, 2006, at which time all unpaid principal and interest is due. The mortgage note is secured by the property, rents and assignment of leases.

       The Angel Note bears interest at 11%; amortizes over a 10-year schedule; requires monthly principal and interest payments in the amount of $4,684; and matures January 1, 2007.

       At December 31, 1999, aggregate annual maturities under the mortgage note payable and note payable to general partner for each of the next five years are as follows:

         Year Ending          Mortgage      Note Payable to
         December 31,       Note Payable    General Partner          Total
         ------------       ------------    ----------------     ---------------

             2000           $   85,249      $    27,471           $   112,720
             2001               93,246           30,650               123,896
             2002              101,994           34,197               136,191
             2003              111,561           38,154               149,715
             2004              122,026           42,570               164,596

6.       Partners' Equity

        Profits, losses and tax credits shall be distributed to the partners, as defined in the Partnership Agreement, as follows: 99% to HPP'89, .9% to EBAJV and .1% to EBAJV as a limited partner. However, if cash flows are distributed to the partners in accordance with (b) and (c) below, then profits, losses and tax credits shall be distributed in accordance with those same formulas.

        Cash flows from operations shall be distributed to the partners, as defined in the Partnership Agreement, as follows:

           a. 100 percent to the payment of accrued interest on, and then the unpaid principal balance of, any outstanding loans made to the Partnership by HPP'89.

           b. Thereafter,   100  percent  to  HPP'89   until  HPP'89  has
              received distributions of cash flow in such year in an amount equal to an 8 percent cumulative, noncompounded return on its weighted average HPP'89 invested capital for such year.

           c. The remaining balance, if any, prior to call/put date (discussed below), 50% to HPP'89, 49.9% to EBAJV and .1% to EBAJV as limited partner, and after the call/put date, 75% to HPP'89, 24.9% to EBAJV and .1% to EBAJV as limited partner.

       The Partnership Agreement provides HPP'89 with certain put rights, as defined in the agreement, to require the Developer to purchase HPP'89's interest in the Partnership. On July 1, 1997, HPP'89 and the Developer entered into an agreement under which the parties acknowledged that HPP'89's put right commenced July 1, 1997 and HPP'89 agreed not to exercise its put right until July 1, 2000 provided it receives distributions of no less than $30,000 per quarter. Under the put right, the Developer is required to pay HPP'89 the excess of $5,750,000, plus $25,467 for each month commencing July 1, 1997 through the month in which the closing of the sale of HPP'89's interest is consummated pursuant to the put right, less the amount previously distributed to HPP'89. The
       Developer, provided it has met certain conditions defined in the agreement, shall have the right to locate a third party to purchase HPP'89's interest on behalf of the Developer. Cash from the sale or refinancing of the Property shall be distributed to repay any outstanding loans and related interest and then to the partners, as defined in the Partnership Agreement.

6.     Transactions with Related Parties and Commitments

       Interest expense for the years ended December 31, 1999, 1998 and 1997 totaled $31,354, $33,931 and $36,241, respectively, related to the Angel Note. At December 31, 1999 and 1998, $8,724 and $8,949 is included in accrued interest.

       In November 1996, the Partnership entered into an agreement to pay EBAJV a monthly fee of $2,400 for partnership management services provided to the Partnership. Partnership management fees totaled $28,800 for each of the years ended December 31, 1999, 1998 and 1997.

       The Partnership has a month-to-month management agreement with an unrelated party to manage the property for a fee equal to 3% of gross receipts as defined in the agreement. Management fees for the years ended December 31, 1999, 1998 and 1997 totaled $38,776, $37,102 and $34,489.
       The unrelated party also receives leasing commissions equal to 5% of amounts due under commercial leases.

6.      Minimum Future Rentals under Operating Leases

        The Partnership rents space to commercial tenants under operating leases of varying terms expiring through 2004. Approximately 36% of all residential apartment units are rented to tenants under short-term operating leases and the remaining rented under month-to-month arrangements. As of December 31, 1999, the Partnership had entered into twelve commercial leases covering 71% (unaudited) of the building's net rentable commercial space with the remaining commercial tenants under month-to-month leases. The Partnership's largest commercial tenant occupancies 23% of the commercial space at December 31, 1999, representing only 5.8% of the total square feet of the property.

       At December 31, 1999, minimum future rentals, excluding reimbursement of real estate taxes and certain operating expenses, to be received under noncancellable commercial leases for each of the next five years are as follows:
                     Year Ending December 31,                Amount
                     --------------------------          ---------------

                            2000                         $    176,707
                            2001                              115,689
                            2002                               78,744
                            2003                               53,180
                            2004                               44,317

        The above amounts do not include additional rentals that will become due as a result of escalation provisions in the commercial leases.

        In most cases, management expects that in the normal course of business, commercial leases will be renewed or replaced by other leases and month-to-month arrangements with residential tenants will be continued or replaced by short-term operating leases.

7.      Fair Value of Financial Instruments

        The carrying amounts of cash, cash security deposits, rent receivable, prepaid expenses, replacement reserve, accounts payable and accrued expenses, accrued interest and security deposits at December 31, 1999 and 1998 approximate their fair values due to their short maturities. The fair values of the Partnership's mortgage note payable and general partner note payable at December 31, 1999 and 1998 approximate their carrying amounts based on interest rates currently available to the Partnership for similar financing arrangements. All financial instruments are held for non-trading purposes.